EXHIBIT 10.1

EXECUTION VERSION

EAST\175043758.8

This THIRD AMENDMENT TO THE AMENDED AND RESTATED SEASPAN INVESTMENT PLEDGE AND COLLATERAL AGENT AGREEMENT (this “Amendment”), dated as of July 15, 2020 (amending that certain Amended and Restated Seaspan Investment Pledge and Collateral Agent Agreement dated as of June 8, 2018 (as amended to the date hereof, the “Amended and Restated Pledge Agreement”)), is made among SEASPAN INVESTMENT I LTD. (“Seaspan Investment”), as grantor, pledger, assignor and debtor (together with any successor, the “Grantor”), and THE BANK OF NEW YORK MELLON, in its capacity as collateral agent (together with any successor in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Existing Holders have requested to modify the terms of the Amended and Restated Pledge Agreement, and the Existing Holders have consented to such changes in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions.

(a) All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Amended and Restated Pledge Agreement or the Indenture.

ARTICLE II

AMENDMENTS TO AMENDED AND RESTATE PLEDGE AND COLLATERAL AGENT AGREEMENT

Section 2.01. Amended Definitions. Section 1.01 of the Amended and Restated Pledge Agreement is hereby amended by amending and restating the following definitions in their entirety:

“Fairfax Side Agreement” means the agreement dated on or prior to the date hereof between HWIC and Citibank Europe plc, UK Branch as Additional Representative for the Revolving Credit Agreement.

“Revolving Credit Agreement” means the US$150,000,000 (as such amount may be increased to up to US$200,000,000 in accordance with the terms thereof and hereof) two year revolving credit facility agreement between, among others, Seaspan Corporation as borrower, the companies listed in Schedule I thereto as original guarantors, the banks and financial institutions listed in the Schedule II thereto as original lenders, and Citibank Europe plc, UK Branch as facility agent for the finance parties thereunder.

Section 2.02. Additional Secured Debt.

(a)	Section 1.15(e) of the Amended and Restated Pledge Agreement is hereby amended and restated in its entirety as follows:

“(e) Notwithstanding anything to the contrary herein, (i) the only Indebtedness that may constitute Additional Secured Debt shall be (x)(1) $250.0 million aggregate principal amount of 5.50% Senior Notes due 2026 and (2) $100.0 million aggregate principal amount of 5.50% Senior Notes due 2027, (y) up to $450.0 million aggregate principal amount of term loans, bonds, debentures, revolving loans and letters of credit (including, without limitation, revolving loans and letters of credit under the Revolving Credit Agreement), in each case, and any Refinancing thereof and (ii) no Secured Debt may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time (each, a “Refinancing”) if after giving effect to any such Refinancing, such Indebtedness would have an aggregate principal amount greater than the sum of (x) the aggregate principal amount of the Secured Debt that is the subject of such Refinancing (or, if such Secured Debt is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing, (y) the amount of accrued but unpaid interest thereon and any premium (including any tender premium) required to be paid thereon (as reasonably determined by the issuer thereof) in connection with such Refinancing and (z) the amount of reasonable fees, expenses and defeasance costs relating to the Refinancing of such Secured Debt. Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent have any duty or obligation to confirm, or incur any liability with respect to, whether any (1) debt qualifies as Additional Secured Debt pursuant to this section, or (2) whether any increase, extension, renewal, replacement, restatement, supplement, restructuring, refunding or refinancing of any Secured Debt is permitted by this section”

ARTICLE III

MISCELLANEOUS

Section 3.01 Modification in Writing.  None of the terms or provisions of this Agreement may be amended, modified, supplemented, terminated or waived, and no consent to any departure by the Grantor therefrom shall be effective, except by a written instrument signed by the Collateral Agent (acting at the written direction of each Representative (acting at the direction of the requisite Holders on whose behalf such Representative acts in such capacity)) and the Grantor in accordance with the terms of the Secured Debt Documents.

Section 3.02 Governing Law. This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.03 Counterparts.  This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 3.04 Termination. This Agreement shall terminate if the lien and security interest granted in the Amended and Restated Pledge Agreement shall have been terminated and released in whole (and not in part) with respect to all Secured Obligations as provided therein.

Section 3.05 Successors and Assigns. All of the terms and provisions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any entity into which the Collateral Agent may be merged, or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Collateral Agent shall be a party, shall become the Collateral Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto.

Section 3.06 Notices. Any notice or request hereunder may be given to the Grantor or the Collateral Agent as follows:

(a) in the case of the Collateral Agent, if made, given, furnished or filed in writing to or with the Collateral Agent at the principal corporate trust office of the Collateral Agent at which at any particular time its corporate trust business shall be administered, which office at the date of original execution of this Agreement is located at 101 Barclay Street, Floor 7E, New York, New York 10286; and

(b) in the case of the Grantor, if in writing and mailed, first-class postage prepaid, to the Grantor addressed to the attention of its Chief Financial Officer, Chief Accounting Officer or Secretary, at Seaspan Investment I Ltd., Unit 2, 2nd Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China or at any other address previously furnished in writing to the Collateral Agent by the Grantor.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Second Amendment to the Amended and Restated Pledge and Collateral Agent Agreement to be duly executed as of the date first written above.

GRANTOR:

SEASPAN INVESTMENT I LTD.

By:	/s/ Ryan Courson
Name: Ryan Courson
Title: Chief Financial Officer

Signature Page for Third Amendment to Amended and Restated Pledge Agreement

COLLATERAL AGENT:

THE BANK OF NEW YORK MELLON, as Collateral Agent

By:	/s/ Teresa H. Wyszomierski
Name: Teresa H. Wyszomierski
Title: Vice President

Signature Page for Third Amendment to Amended and Restated Pledge Agreement